Exhibit 99.1

MORTON’S RESTAURANT GROUP, INC. 325 North LaSalle Street Chicago, IL 60654 (312) 923-0030 www.mortons.com

For Immediate Release

July 23, 2009

Contact:	Ronald M. DiNella, Senior Vice President, Chief Financial Officer, Morton’s Restaurant Group, Inc.

Morton’s Restaurant Group, Inc. Announces Settlement of Certain Wage and Hour Claims

Chicago, IL. July 23, 2009 – Morton’s Restaurant Group, Inc. (NYSE: MRT) announced today that agreements have been reached to settle certain wage and hour claims against the Company and certain of its subsidiaries. The settlements involve claims filed against the Company as far back as 2003 and cover all of the remaining wage and hour litigation pending against the Company and its subsidiaries, including a nationwide class action filed in 2005. While the Company and its subsidiaries deny allegations underlying the claims, they have agreed to the settlements to avoid additional legal fees, uncertainty surrounding the litigation and the management time that would have been devoted to continued litigation. The settlements are subject to respective arbitrator and court approvals.

The settlements involve the payments of cash over up to a four year period as well as the issuance of preferred stock by the Company. The preferred stock, which will have an aggregate liquidation preference of $6 million, will be issued in connection with the settlement of the nationwide class action within thirty days following court approval of such settlement (but not prior to January 1, 2010) and after two years from the date of its issuance may be converted into up to 1.2 million shares of the Company’s common stock (or a lesser number of shares depending on the conversion price computed at the time the court approves the settlement). The Company will have the right to buy back the preferred stock at a price equal to its liquidation preference at any time prior to its conversion.

As a result of the settlements and other labor matters, a one-time charge of approximately $13.4 million pre-tax and approximately $8.5 million after-tax, or approximately $0.53 per diluted share, will be recorded in the fiscal second quarter ended July 5, 2009.

“We believe resolving the wage and hour litigation that has been ongoing for several years is in the best interest of our Company, our shareholders and our employees.” said Scott Levin, Senior Vice President and General Counsel, Morton’s Restaurant Group, Inc. “Eliminating the distraction and expense of this litigation will allow our management team and employees to focus on what we do best-—offering our guests warm, genuine hospitality and ‘The Best Steak Anywhere’.”

The Company expects to announce its second quarter results in early August 2009.

About Morton’s

Morton’s Restaurant Group, Inc. is the world’s largest operator of company-owned upscale steakhouses. Morton’s steakhouses have remained true to our founders’ original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of July 23, 2009, the Company owned and operated 78 Morton’s steakhouses located in 66 cities in 27 states, Puerto Rico and six international locations (Hong Kong, Macau, Mexico City, Singapore, Toronto and Vancouver), as well as three Italian restaurants. Please visit our Morton’s Web site at www.mortons.com.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “estimates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. The Company cautions that forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially, or otherwise, from those expressed or implied in the forward-looking statements, including, without limitation, (i) a reduction in consumer and/or business spending in one or more of the Company’s markets due to business layoffs or budget reductions, negative consumer sentiment, access to consumer credit, commodity and other prices, events or occurrences affecting the securities and/or financial markets, occurrences affecting the Company’s common stock, housing values, changes in federal, state, foreign and/or local tax levels or other factors, (ii) risks relating to the restaurant industry and the Company’s business, including competition, changes in consumer tastes and preferences, risks associated with opening new locations, increases in food and other raw materials costs, increases in energy costs, demographic trends, traffic patterns, weather conditions, employee availability, benefits and cost increases, perceived product safety issues, supply interruptions, litigation, judgments or settlements in pending litigation, government regulation, the Company’s ability to maintain adequate financing facilities, the Company’s liquidity and capital resources, prevailing interest rates and legal and regulatory matters, (iii) public health issues, including, without limitation risks relating to the spread of H1N1 influenza and other pandemic diseases and (iv) other risks detailed from time to time in the Company’s most recent Form 10-K, Forms 10-Q and other reports filed with the Securities and Exchange Commission. In addition, the Company’s ability to expand is dependent upon various factors, such as the availability of attractive sites for new restaurants, the ability to negotiate suitable lease terms, the ability to generate or borrow funds to develop new restaurants, the ability to obtain various government permits and licenses, limitations on permitted capital expenditures under the Company’s credit facility and the recruitment and training of skilled management and restaurant employees. Other unknown or unpredictable factors also could harm the Company’s business, financial condition and results. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

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